UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 16, 2013 (September 13, 2013)
Date of Report (Date of earliest event reported)

MEDGENICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-35112	98-0217544
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 California Street, Suite 365

San Francisco, California 94104

(Address of principal executive offices, zip code)

(415) 568-2245
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 13, 2013, the Board of Directors (the “Board”) of Medgenics, Inc., a Delaware corporation (the “Company”), appointed Michael F. Cola as President and Chief Executive Officer of the Company; John H. Leaman, M.D. as Chief Financial Officer of the Company; and Garry A. Neil, M.D. as Global Head of Research and Development. In addition, the Board expanded the size of the Board by one (to a total of nine directors) and elected Mr. Cola to fill the newly created directorship. Concurrent with the appointment of Mr. Cola as the Company’s new President and Chief Executive Officer on September 13, 2013, Andrew L. Pearlman resigned as the President and Chief Executive Officer of the Company. Dr. Pearlman will continue to serve on the Board and as a consultant to the Company. In addition, as of the election of Dr. Leaman as the Company’s new Chief Financial Officer on September 13, 2013, Phyllis K. Bellin will no longer serve as the Company’s principal financial officer. Ms. Bellin will continue in her role as the Company’s principal accounting officer and as Vice President – Administration, Corporate Secretary and Treasurer.

Prior to joining the Company, Mr. Cola, 54, served as President of Specialty Pharmaceuticals at Shire plc, a global specialty pharmaceutical company, from 2007 until April 2012. He joined Shire in 2005 as Executive Vice President of Global Therapeutic Business Units and Portfolio Management. Prior to joining Shire, he was with Safeguard Scientifics, Inc., a growth capital provider to life sciences and technology companies, where he served as President of the Life Sciences Group. While at Safeguard Scientifics, Mr. Cola served as Chairman and CEO of Clarient, Inc., a cancer diagnostics company subsequently acquired by GE Healthcare, and as Chairman of Laureate Pharma, Inc., a full-service contract manufacturing organization serving research-based biologics companies. Prior to Safeguard Scientifics, Mr. Cola held senior positions in product development and commercialization at AstraMerck, a top 20 U.S. pharmaceutical company, and at AstraZeneca, a global biopharmaceutical company.

Mr. Cola received a B.A. in biology and physics from Ursinus College and an M.S. in biomedical science from Drexel University. He serves on the Board of Directors of Vanda Pharmaceuticals Inc., NuPathe Inc. and Pennsylvania BIO, the statewide association representing the bioscience community. He also currently serves as Chairman of the Board of Governors of the Boys & Girls Clubs of Philadelphia.

Prior to joining the Company, Dr. Leaman, 40, served as Vice President of Commercial Assessment at Shire plc, a global specialty pharmaceutical company, with responsibility for the strategic assessment of licensing and M&A opportunities, including Shire’s acquisition of SARcode Bioscience Inc. Prior to joining Shire in 2011, from 2007 to 2011, Dr. Leaman was a Principal at Devon Park Bioventures, a venture capital fund targeting investments in therapeutics companies, where he oversaw the fund’s investment and corporate board duties in life science investments including Proteon Therapeutics, Inc., Inotek Pharmaceuticals Corp., ZS Pharma, Inc. and MicuRx Pharmaceuticals, Inc.  Prior to that, he was an Associate Principal at McKinsey & Company, where he provided consulting services to senior management of several top 20 pharmaceutical companies including M&A and corporate finance, payer/reimbursement strategies and strategic product development.

Dr. Leaman received an M.D. and an M.B.A. from the University of Pennsylvania’s School of Medicine and Wharton School, respectively. He received a degree in Psychology, Philosophy and Physiology at Oriel College, University of Oxford, while completing a Rhodes scholarship. Dr. Leaman received a B.S. in biology from Elizabethtown College.

Prior to joining the Company, Dr. Neil, 60, was a Partner at Apple Tree Partners, a life sciences private equity fund. Prior to joining Apple Tree Partners in 2012, he was Corporate Vice President of Science & Technology at Johnson & Johnson, and Group President at Johnson & Johnson Pharmaceutical Research and Development. Prior to joining Johnson & Johnson in 2002, he held senior positions at AstraZeneca, EMD Pharmaceuticals and Merck KGaA. Under his leadership a number of important new medicines for the treatment of cancer, anemia, infections, central nervous system and psychiatric disorders, pain, and genitourinary and gastrointestinal diseases gained initial or expanded approvals.

Dr. Neil holds a B.S. from the University of Saskatchewan and an M.D. from the University of Saskatchewan College of Medicine. He completed postdoctoral clinical training in internal medicine and gastroenterology at the University of Toronto. Dr. Neil also completed a postdoctoral research fellowship at the Research Institute of Scripps Clinic. He serves on the Boards of Reagan Udall Foundation and the Foundation for the U.S. National Institutes of Health (NIH), and is a member of the Science Management Review Board of the NIH. He is past Chairman of the Pharmaceutical Research and Manufacturers Association (PhRMA) Science and Regulatory Executive Committee and the PhRMA Foundation Board.

Employment Agreement and Executive Director Appointment Letter with Mr. Cola

On September 13, 2013, the Company entered into an employment agreement with Mr. Cola to serve as President and Chief Executive Officer of the Company. The agreement has a term of three years, subject to automatic extension for successive one-year periods unless either party provides 90 days’ advance written notice of such party’s desire not to renew. The agreement provides for an initial base salary at an annual rate of $450,000, subject to review by the Board for possible increase, but not decrease, beginning in fiscal year 2015. Mr. Cola is also eligible to receive performance-based annual incentive bonuses for each fiscal year ending during the employment period, as determined by the Board. His initial target bonus is 70% of annual base salary but may be greater or less based upon actual performance and the determination of the Board. He is also entitled to participate in all incentive and benefit plans in effect from time to time with respect to senior executives of the Company in the United States. Mr. Cola has agreed not to compete and not to solicit our employees, consultants, customers or suppliers during the period of his employment and for a period of 12 months following the termination of his employment. Mr. Cola’s employment agreement also provides for additional payments in the event of the termination of his employment under certain circumstances.

Upon his appointment, Mr. Cola was issued options to purchase 1,500,000 shares of the Company’s common stock. Such options will vest with respect to one-third of such shares on the first anniversary of the grant date and the balance will vest in equal increments on a monthly basis over two years thereafter, subject to Mr. Cola’s continuous service through each vesting date. The options expire on the tenth anniversary of the grant date, have an exercise price of $4.22 per share and may be exercised on a net basis. The options were granted outside of the Company’s Stock Incentive Plan as an inducement material to entering into employment with the Company in accordance with Section 711 of the NYSE MKT Company Guide.

Also on September 13, 2013, the Company and Mr. Cola entered an executive director appointment letter agreement setting forth, among other things, Mr. Cola’s duties as a director of the Company. Mr. Cola also agreed in the letter agreement to maintain the confidentiality of all confidential business information and to disclose conflicts of interest to the Company.

The foregoing descriptions of Mr. Cola’s employment agreement and executive director letter agreement are qualified in their entirety by reference to such agreements, copies of which are filed as Exhibit 10.1 and 10.2, respectively, to this Form 8-K and incorporated by reference herein.

Employment Agreement with Dr. Leaman

On September 13, 2013, the Company entered into an employment agreement with Dr. Leaman to serve as Chief Financial Officer of the Company. The agreement is substantially similar to the employment agreement entered into with Mr. Cola, except that Dr. Leaman’s employment agreement provides for an initial base salary at an annual rate of $375,000, a signing bonus of $50,000, an initial target bonus of 50% of annual base salary and an inducement stock option award to purchase 800,000 shares of the Company’s common stock.

The foregoing description of Dr. Leaman’s employment agreement is qualified in its entirety by reference to such employment agreement, a copy of which is filed as Exhibit 10.3 to this Form 8-K and incorporated by reference herein.

Employment Agreement with Dr. Neil

On September 13, 2013, the Company entered into an employment agreement with Dr. Neil to serve as the Company’s Global Head of Research and Development. The agreement is substantially similar to the employment agreement entered into with Mr. Cola, except that Dr. Neil’s employment agreement provides for an initial base salary at an annual rate of $410,000, an initial target bonus of 60% of annual base salary and an inducement stock option award to purchase 900,000 shares of the Company’s common stock.

The foregoing description of Dr. Neil’s employment agreement is qualified in its entirety by reference to such employment agreement, a copy of which is filed as Exhibit 10.4 to this Form 8-K and incorporated by reference herein.

Agreements with Dr. Pearlman

In connection with his resignation, on September 13, 2013, the Company entered into a separation agreement with Dr. Pearlman. The separation agreement provides that Dr. Pearlman’s employment agreement and his employment with the Company and any of its affiliates will terminate as of the close of business on September 13, 2013. Under the separation agreement, Dr. Pearlman is entitled to a lump sum payment of $102,992 (representing three months’ salary and other benefits payable to him consistent with certain notice provisions of his employment agreement) and a separation payment of $465,805. In addition, all unvested stock options held by Dr. Pearlman will vest as of his separation date, and all options vested as of the separation date will be exercisable through the one-year anniversary of his separation date. The Company has agreed to reimburse Dr. Pearlman for the cost of reasonable office space for a period of 12 months (or, if earlier, his acceptance of other employment). Dr. Pearlman will not be entitled to receive fees as a director of the Company for fiscal year 2013, but will be entitled to such fees for periods after December 31, 2013.

Under the separation agreement, Dr. Pearlman has agreed not to compete with the Company, or to solicit any customers, suppliers or employees of the Company, for a period of 12 months following his resignation.

Also on September 13, 2013, the Company entered into a consulting services agreement with Dr. Pearlman. The agreement has a term of six months unless the parties mutually agree to extend the term. Pursuant to the consulting services agreement, Dr. Pearlman has agreed to provide consulting services, including financial, strategic, business development, investor relations and clinical and regulatory consulting services, to the Company and its affiliates, as and when requested by the Company. The agreement provides for a monthly consulting fee of $8,000 and the reimbursement of reasonable expenses.

The Company and Dr. Pearlman also entered into a non-executive director appointment letter agreement on September 13, 2013, replacing his executive director appointment letter dated as of June 1, 2007. The letter agreement sets forth, among other things, Dr. Pearlman’s duties as a non-executive director of the Company. Beginning in fiscal year 2014, Dr. Pearlman will be entitled to the same fees for his services as a director as the Company’s other non-executive directors. Pursuant to the letter agreement, Dr. Pearlman also agreed to maintain the confidentiality of all confidential business information, to disclose conflicts of interest to the Company and not to compete or solicit certain employees or other parties with which the Company does business for a period ending twelve months following the termination of his directorship.

The foregoing descriptions of Dr. Pearlman’s separation agreement, consulting services agreement and non-executive director appointment letter agreement are qualified in their entirety by reference to such agreements, copies of which are filed as Exhibits 10.5, 10.6 and 10.7, respectively, to this Form 8-K and incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

Attached hereto as Exhibit 99.1 is a copy of the Company’s press release, dated September 16, 2013, regarding the matters described above.

The information furnished in this report under this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is furnished herewith:

Exhibit No.	Description

10.1	Employment Agreement, dated as of September 13, 2013, between Medgenics, Inc. and Michael Cola.

10.2	Executive Director Appointment Letter, dated as of September 13, 2013, between Medgenics, Inc. and Michael Cola.

10.3	Employment Agreement, dated as of September 13, 2013, between Medgenics, Inc. and John Leaman.

10.4	Employment Agreement, dated as of September 13, 2013, between Medgenics, Inc. and Garry Neil.

10.5	Separation Agreement, dated as of September 13, 2013, between Medgenics, Inc. and Andrew L. Pearlman.

10.6	Consulting Services Agreement, dated as of September 13, 2013, between Medgenics, Inc. and Andrew L. Pearlman.

10.7	Non-Executive Director Appointment Letter, dated as of September 13, 2013, between Medgenics, Inc. and Andrew L. Pearlman.

99.1	Medgenics, Inc. Press Release dated September 16, 2013 (furnished pursuant to Item 7.01).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDGENICS, INC.

By:	/s/ Phyllis K. Bellin
Name: Phyllis K. Bellin
Title: Vice President – Administration

Date:   September 16, 2013